Exhibit 99.1

LIVE OAK BANCSHARES, INC. REPORTS FIRST QUARTER 2019 RESULTS

Wilmington, NC, April 24, 2019 - Live Oak Bancshares, Inc. (Nasdaq: LOB) (“Live Oak” or “the Company”) today reported first quarter net earnings available to common shareholders of $2.4 million, or $0.06 per diluted share, compared to $12.5 million, or $0.30 per diluted share, for the first quarter of 2018.

“Live Oak diligently worked to execute our long-term strategic goals during the first quarter, evidenced by strong originations combined with significantly more guaranteed loans held compared to the first quarter 2018.  As a result of this and other efforts to continually fortify our balance sheet for maximum stability and growth, total loans and leases and investments grew $805 million, or 32%, over a year ago.  We expect that these investments will enhance long-term profitability and allow us to better serve the needs of small businesses while also empowering our efforts to revolutionize the financial services industry,” said James S. Mahan, III, Chief Executive Officer of Live Oak.

First Quarter 2019 Key Measures

(Dollars in thousands, except per share data)			Increase (Decrease)
	Q1 2019	Q1 2018	Dollars	Percent	Q4 2018
Net interest income and servicing revenues	$38,015	$31,374	$6,641	21%	$36,547
Net income	2,372	12,453	(10,081)	(81)	10,490
Diluted earnings per share	0.06	0.30	(0.24)	(80)	0.26
Non-GAAP net income (1)	2,368	12,721	(10,353)	(81)	10,764
Non-GAAP diluted earnings per share (1)	0.06	0.31	(0.25)	(81)	0.26
Loan and lease production:
Loans and leases originated	$390,851	$397,559	$(6,708)	(2)%	$498,987
% Fully funded	55.6%	69.5%	n/a	n/a	49.8%
Total loans and leases	$2,774,605	$2,162,588	$612,017	28%	$2,530,812
Total assets	4,058,047	3,460,863	597,184	17	3,670,449
Total deposits	3,528,405	2,973,341	555,064	19	3,149,583

(1)	See accompanying GAAP to Non-GAAP Reconciliation.

Loans and Leases

At March 31, 2019, the total loan and lease portfolio of $2.77 billion increased 28.3% from its level at the end of the first quarter of 2018 and 9.6% from its level at December 31, 2018.  Compared to the fourth quarter of 2018, loans and leases held for investment increased $158.7 million, or 8.6%, to $2.00 billion while loans held for sale increased $85.1 million, or 12.4%, to $772.5 million. Loan and lease originations totaled $390.9 million during the first quarter of 2019, a decrease of $108.1 million, or 21.7%, from the fourth quarter of 2018, largely due to seasonality in loan demand.  The total loan and lease portfolio at March 31, 2019, and December 31, 2018, of $2.77 billion and $2.53 billion, respectively, was comprised of approximately 59.4% and 62.0% unguaranteed loans and leases, respectively.

Average loans and leases were $2.67 billion during the first quarter of 2019 compared to $2.40 billion during the fourth quarter of 2018.

Deposits

Total deposits increased by $378.8 million, or 12.0%, to $3.53 billion at March 31, 2019, from $3.15 billion at December 31, 2018, supporting the growing loan and lease portfolio and yielding a robust liquidity profile. Average total interest-bearing deposits for the first quarter of 2019 increased $355.2 million, or 12.1%, to $3.29 billion, compared to $2.94 billion for the fourth quarter of 2018. The ratio of average total loans and leases to average interest-bearing deposits was 81.1% for the first quarter of 2019, compared to 81.7% for the fourth quarter of 2018.

Net Interest Income

Net interest income for the first quarter of 2019 rose to $30.6 million compared to $24.5 million for the first quarter of 2018 and $28.8 million for the fourth quarter of 2018. The increase from the prior year was driven by the significant growth in the combined held for sale and held for investment loan and lease portfolios reflecting the Company's ongoing initiative to grow recurring revenue sources along with higher investment security holdings as the Company deploys excess liquidity while improving the asset-liability repricing mix.  The increase from the fourth quarter of 2018 arose from higher average balances in both loans and leases and investment securities.  The net interest margin for the first quarter of 2019 decreased nine basis points to 3.63% versus 3.72% in the fourth quarter of 2018 as the increasing rates for deposits due to competitive pressures outpaced the improving yield of the loan portfolio .

Noninterest Income

Noninterest income for the first quarter of 2019 decreased by $17.7 million, or 57.6%, compared to the first quarter of 2018, and by $5.0 million, or 27.9%, compared to the fourth quarter of 2018.  The Company’s transition to selling fewer loans was a key driver in lower noninterest income compared to the first quarter of 2018.

The Company’s net gains on sales of loans decreased to $4.2 million in the first quarter of 2019 compared to $24.4 million in the first quarter of 2018 and $5.7 million in the fourth quarter of 2018.  The volume of guaranteed loan sales in the first quarter of 2019 declined to $62.9 million compared to $247.2 million in the first quarter of 2018 and $104.6 million in the fourth quarter of 2018. As mentioned above, the decline in loan sale volumes is consistent with the Company’s recent strategic shift to hold substantially more of its production on balance sheet intended to build its recurring revenue streams.  The average net gain on guaranteed loan sales was $61.3 thousand per million sold in the first quarter of 2019, a decrease from $98.8 thousand in the first quarter of 2018 and an increase from $59.8 thousand in the fourth quarter of 2018. The decline in average net gain on guaranteed loan sales for the first quarter of 2019 compared to the first quarter of 2018 was impacted by the mix of loans sold along with lower secondary market premiums combined with $1.7 million in fair value net losses in exchange-traded interest rate lock commitments. The increase in average net gain on guaranteed loans sales compared to the fourth quarter of 2018 was largely a product of greater selectivity over loans designated for sale combined with improving secondary market conditions.  Excluding fair value fluctuations in exchange-traded interest rate lock commitments, the average net gain on guaranteed loan sales was $89.0 thousand and $98.5 thousand per million sold in the first quarters of 2019 and 2018, respectively, and $77.4 thousand per million sold in the fourth quarter of 2018.

The sale of the title insurance business in late 2018 also contributed to the decline in noninterest income compared to the first quarter 2018.  These factors were partially offset by increases in loan servicing revenues, lower losses from the loan servicing asset revaluation and higher lease income. The reduction in noninterest income from the fourth quarter of 2018, other than reduced net gains on sales of loans, reflected increased losses in the loan servicing asset revaluation and flow through losses from equity method investments.

Loan servicing revenues of $7.4 million in the first quarter of 2019 increased by $512 thousand, or 7.4%, from the first quarter of 2018 and decreased by $342 thousand, or 4.4%, from the fourth quarter of 2018. The decline from the fourth quarter of 2018 was related to a decrease in the SBA 7(a) serviced portfolio balance due to amortization combined with fewer loans sold.  The net loss resulting from the revaluation of the servicing asset totaled $2.2 million for the first quarter of 2019, a decrease of $2.8 million compared to the first quarter of 2018 and an increase of $1.6 million compared to the fourth quarter of 2018, largely because of variability in market conditions.

Lease income from solar panels contributed $2.3 million in noninterest income in the first quarter of 2019, compared to $1.6 million in the first quarter of 2018 and $2.2 million in the fourth quarter of 2018.  The increase from the first quarter of 2018 was related to growth in leased solar panels.

Other noninterest income of $556 thousand in the first quarter of 2019 decreased by $2.1 million, or 79.3%, from the fourth quarter of 2018 and was driven by a net change of $3.0 million non-cash loss on equity method investments.

Noninterest Expense

Noninterest expense for the first quarter of 2019 was $38.2 million, an increase from $38.1 million for the first quarter of 2018 and an increase from $32.6 million for the fourth quarter of 2018.

Salaries and employee benefits for the first quarter of 2019 increased to $21.9 million compared to $20.2 million for the first quarter of 2018 and $14.5 million for the fourth quarter of 2018.  The increase over the fourth quarter of 2018 was largely influenced by the Company’s $4.5 million reversal of accrued incentive compensation during the fourth quarter due to not meeting budgeted performance metrics for the year ending December 31, 2018.  Influencing the increase to a smaller extent was the ongoing expansion of the Company’s workforce and infrastructure to support its initiatives.

Partially offsetting the increase in noninterest expense from the fourth quarter of 2018 were decreases in travel expense of $2.1 million attributable to lower levels of routine maintenance for corporate aircraft that was sold in the first quarter of 2019.

Asset Quality

Net charge-offs of $65 thousand in the first quarter of 2019 decreased compared to $1.2 million in the fourth quarter of 2018 and $532 thousand in the first quarter of 2018.  Net charge-offs as a percentage of average held for investment loans and leases, annualized, for the quarter ended March 31, 2019, was 0.01% compared to 0.28% for the fourth quarter of 2018 and 0.15% for the first quarter of 2018.

The unguaranteed exposure of nonperforming loans increased to $20.2 million, or 1.01% of total loans and leases held for investment, at March 31, 2019, compared to $14.5 million, or 0.79%, at December 31, 2018.  Total nonperforming loans increased to $70.7 million in the first quarter of 2019 from $57.7 million at the end of the prior quarter.  For the quarters ended March 31, 2019 and December 31, 2018, the percentage of unguaranteed criticized loans and leases, comprised of risk grades 5 through 8, to unguaranteed held for investment loans and leases was 5.39% and 5.12%, respectively.

The unguaranteed exposure of foreclosed assets increased to $170 thousand at March 31, 2019, from $148 thousand at December 31, 2018.  Foreclosed assets increased $280 thousand to $1.4 million at March 31, 2019, from $1.1 million at December 31, 2018.

Provision for Loan and Lease Losses

The provision for loan and lease losses for the first quarter of 2019 totaled $2.7 million compared to $4.4 million for the first quarter of 2018 and $6.8 million for the fourth quarter of 2018.  The decrease in provision expense was largely the result of growth principally comprised of guaranteed loans combined with decreased levels of net charge-offs.

The allowance for loan and lease losses totaled $35.1 million at March 31, 2019, compared to $32.4 million at December 31, 2018. The allowance for loan and lease losses as a percentage of total loans and leases held for investment was 1.75% and 1.76% at March 31, 2019, and December 31, 2018, respectively.

Income Tax

Income tax expense was $317 thousand in the first quarter of 2019 compared to $315 thousand in the first quarter of 2018 and a net income tax benefit of $3.0 million in the fourth quarter of 2018.  The Company’s effective tax rate is predominantly driven by the leasing of renewable energy assets which generate investment tax credits.  As the lessor of these assets, the Company is accomplishing broader strategic initiatives in the renewable energy sector.

Conference Call

Live Oak will host a conference call to discuss quarterly results at 9:00 a.m. ET tomorrow morning (April 25, 2019). Media representatives, analysts and the public are invited to listen to this discussion by calling (844) 743-2494 (domestic) or (661) 378-9528 (international) with conference ID 5862699. A live webcast of the conference call along with presentation materials referenced during the conference call will be available on the Investor Relations page of the Company’s website at http://investor.liveoakbank.com. A replay of the webcast will be archived on the Company's website for one year.  A replay of the conference call will also be available until 5:00 p.m. ET May 2, 2019 and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international).

CFO Commentary

Additional commentary on the quarter by Brett Caines, Chief Financial Officer of the Company, is available at http://investor.liveoakbank.com in the supporting materials for the conference call.

Important Note Regarding Forward-Looking Statements

Statements in this press release that are based on other than historical data or that express the Company’s plans or expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include changes in Small Business Administration (“SBA”) rules, regulations or loan products, including the Section 7(a) program, changes in SBA standard operating procedures or changes in Live Oak Banking Company's status as an SBA Preferred Lender; changes in rules, regulations or procedures for other government loan programs, including those of the United States Department of Agriculture; a reduction in or the termination of the Company's ability to use the technology-based platform that is critical to the success of its business model, including a failure in or a breach of operational or security systems; competition from other lenders; the Company's ability to attract and retain key personnel; market and economic conditions and the associated impact on the Company; operational, liquidity and credit risks associated with the Company's business; the impact of heightened regulatory scrutiny of financial products and services and the Company's ability to comply with regulatory requirements and expectations; and the other factors discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

About Live Oak Bancshares, Inc.

Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and the parent company of Live Oak Banking Company.  Live Oak Bancshares and its subsidiaries partner with businesses that have a common focus of changing the banking industry by bringing efficiency and excellence to customers using technology and innovation.

Contacts:

Brett Caines | CFO | Investor Relations | 910.796.1645 & Micah Davis | Marketing Director | Media Relations | 910.550.2255

Live Oak Bancshares, Inc.

Quarterly Statements of Income (unaudited)

(Dollars in thousands, except per share data)

	Three months ended
	1Q 2019	4Q 2018	3Q 2018	2Q 2018	1Q 2018
Interest income
Loans and fees on loans	$44,966	$40,628	$37,724	$36,267	$32,691
Investment securities, taxable	3,317	2,558	2,528	2,530	1,117
Other interest earning assets	1,639	1,568	1,638	2,179	1,215
Total interest income	49,922	44,754	41,890	40,976	35,023
Interest expense
Deposits	19,317	15,959	14,165	13,927	10,418
Borrowings	—	—	1	1	129
Total interest expense	19,317	15,959	14,166	13,928	10,547
Net interest income	30,605	28,795	27,724	27,048	24,476
Provision for (recovery of) loan and leases losses	2,742	6,822	(243)	2,087	4,392
Net interest income after provision for loan and lease losses	27,863	21,973	27,967	24,961	20,084
Noninterest income
Loan servicing revenue	7,410	7,752	7,506	6,965	6,898
Loan servicing asset revaluation	(2,246)	(627)	(9,380)	(3,670)	(5,088)
Net gains on sales of loans	4,198	5,687	22,004	23,061	24,418
Gain on sale of investment securities available-for-sale	5	—	—	—	—
Lease income	2,325	2,244	2,194	1,920	1,608
Construction supervision fee income	779	323	578	597	779
Title insurance income	—	—	479	996	1,300
Other noninterest income	556	2,686	950	744	841
Total noninterest income	13,027	18,065	24,331	30,613	30,756
Noninterest expense
Salaries and employee benefits	21,855	14,503	20,553	22,146	20,209
Travel expense	1,200	3,269	2,003	2,041	1,843
Professional services expense	2,182	1,233	1,228	1,119	1,298
Advertising and marketing expense	1,364	1,023	1,462	1,868	1,662
Occupancy expense	1,609	1,738	1,588	1,882	1,857
Data processing expense	2,399	2,606	3,661	2,906	2,837
Equipment expense	3,325	3,630	3,649	3,368	3,077
Other loan origination and maintenance expense	1,639	1,482	1,742	1,414	1,329
FDIC insurance	635	547	1,105	1,010	572
Title insurance closing services expense	—	—	114	372	426
Impairment expense on goodwill and other intangibles, net	—	—	2,680	—	—
Other expense	1,993	2,527	1,459	2,704	2,962
Total noninterest expense	38,201	32,558	41,244	40,830	38,072
Income before taxes	2,689	7,480	11,054	14,744	12,768
Income tax expense (benefit)	317	(3,010)	(3,198)	491	315
Net income	$2,372	$10,490	$14,252	$14,253	$12,453
Earnings per share
Basic	$0.06	$0.26	$0.36	$0.36	$0.31
Diluted	$0.06	$0.26	$0.34	$0.34	$0.30
Weighted average shares outstanding
Basic	40,160,118	40,148,115	40,119,561	40,027,336	39,926,781
Diluted	40,921,823	41,075,864	41,688,430	41,619,647	41,399,930

Live Oak Bancshares, Inc.

Quarterly Balance Sheets (unaudited)

(Dollars in thousands)

	As of the quarter ended
	1Q 2019	4Q 2018	3Q 2018	2Q 2018	1Q 2018
Assets
Cash and due from banks	$221,159	$316,823	$368,565	$392,941	$527,952
Federal funds sold	64,708	—	—	—	—
Certificates of deposit with other banks	7,250	7,250	750	2,250	2,250
Investment securities available-for-sale	569,739	380,490	374,284	382,890	376,453
Loans held for sale	772,481	687,393	646,475	757,494	720,511
Loans and leases held for investment	2,002,124	1,843,419	1,631,337	1,534,368	1,442,077
Allowance for loan and lease losses	(35,111)	(32,434)	(26,797)	(29,350)	(28,050)
Net loans and leases	1,967,013	1,810,985	1,604,540	1,505,018	1,414,027
Premises and equipment, net	271,810	262,524	263,861	234,817	216,831
Foreclosed assets	1,374	1,094	1,429	1,725	1,519
Servicing assets	44,324	47,641	49,261	52,689	53,120
Operating lease right-of-use assets	2,136	—	—	—	—
Other assets	136,053	156,249	135,592	143,145	148,200
Total assets	$4,058,047	$3,670,449	$3,444,757	$3,472,969	$3,460,863
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$53,843	$53,993	$48,622	$46,192	$48,755
Interest-bearing	3,474,562	3,095,590	2,875,666	2,923,044	2,924,586
Total deposits	3,528,405	3,149,583	2,924,288	2,969,236	2,973,341
Short term borrowings	1,393	1,441	—	—	—
Long term borrowings	17	16	1,506	3,385	3,489
Operating lease liabilities	2,314	—	—	—	—
Other liabilities	25,538	25,849	41,733	37,362	35,197
Total liabilities	3,557,667	3,176,889	2,967,527	3,009,983	3,012,027
Shareholders’ equity
Preferred stock, no par value, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Class A common stock (voting)	281,994	278,945	276,831	274,043	271,451
Class B common stock (non-voting)	49,168	49,168	49,168	49,168	49,168
Retained earnings	168,225	167,124	157,839	144,791	131,739
Accumulated other comprehensive income (loss)	993	(1,677)	(6,608)	(5,016)	(3,522)
Total equity	500,380	493,560	477,230	462,986	448,836
Total liabilities and shareholders’ equity	$4,058,047	$3,670,449	$3,444,757	$3,472,969	$3,460,863

Live Oak Bancshares, Inc.

Quarterly Selected Financial Data

(Dollars in thousands, except per share data)

	As of and for the three months ended
	1Q 2019	4Q 2018	3Q 2018	2Q 2018	1Q 2018
Income Statement Data
Net income	$2,372	$10,490	$14,252	$14,253	$12,453
Per Common Share
Net income, basic	$0.06	$0.26	$0.36	$0.36	$0.31
Net income, diluted	0.06	0.26	0.34	0.34	0.30
Dividends declared	0.03	0.03	0.03	0.03	0.03
Book value	12.45	12.29	11.89	11.55	11.23
Tangible book value (1)	12.45	12.29	11.89	11.45	11.13
Performance Ratios
Return on average assets (annualized)	0.25%	1.20%	1.65%	1.61%	1.64%
Return on average equity (annualized)	1.88	8.64	12.08	12.34	11.08
Net interest margin	3.63	3.72	3.61	3.46	3.72
Efficiency ratio (1)	87.56	69.48	79.23	70.81	68.93
Noninterest income to total revenue	29.85	38.55	46.74	53.09	55.69
Selected Loan Metrics
Loans and leases originated	$390,851	$498,987	$377,337	$491,797	$397,559
Guaranteed loans sold	62,940	104,646	298,073	295,216	247,243
Average net gain on sale of guaranteed loans	61.30	59.83	71.81	82.61	98.76
Adjusted average net gain on sale of guaranteed loans (2)	89.04	77.42	69.23	79.42	98.51
Outstanding balance of sold loans serviced:
Guaranteed	2,952,774	3,045,460	3,102,820	2,951,379	2,812,108
Unguaranteed	179,307	174,066	170,784	155,939	174,867
Total	3,132,081	3,219,526	3,273,604	3,107,318	2,986,975
Asset Quality Ratios
Allowance for loan losses to loans and leases held for investment	1.75%	1.76%	1.64%	1.91%	1.95%
Net charge-offs	$65	$1,185	$2,310	$787	$532
Net charge-offs to average loans and leases held for investment (3)	0.01%	0.28%	0.57%	0.21%	0.15%
Nonperforming loans	$70,692	$57,690	$52,709	$46,105	$36,776
Foreclosed assets	1,374	1,094	1,429	1,725	1,519
Nonperforming loans (unguaranteed exposure)	20,186	14,488	12,897	11,466	7,386
Foreclosed assets (unguaranteed exposure)	170	148	158	197	101
Nonperforming loans not guaranteed by the SBA and foreclosures	$20,356	$14,636	$13,055	$11,663	$7,487
Nonperforming loans and foreclosures, not guaranteed by the SBA, to total assets	0.50%	0.40%	0.38%	0.34%	0.22%
Capital Ratios
Common equity tier 1 capital (to risk-weighted assets)	16.68%	17.10%	16.95%	16.78%	16.36%
Total capital (to risk-weighted assets)	17.92	18.28	18.01	17.97	17.51
Tier 1 risk based capital (to risk-weighted assets)	16.68	17.10	16.95	16.78	16.36
Tier 1 leverage capital (to average assets)	12.34	13.40	12.53	11.81	13.32

Notes to Quarterly Selected Financial Data

(1)  See accompanying GAAP to Non-GAAP Reconciliation.

(2)  Excludes fair value gain/loss on exchange-traded interest rate lock commitments.

(3)  Quarterly net charge-offs as a percentage of quarterly average loans and leases held for investment, annualized.

Live Oak Bancshares, Inc.

Quarterly Average Balances and Net Interest Margin

(Dollars in thousands)

	Three months ended March 31, 2019			Three months ended December 31, 2018
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Federal funds sold and interest earning balances in other banks	$283,364	$1,639	2.35%	$284,320	$1,568	2.19%
Investment securities	461,339	3,317	2.92	384,481	2,558	2.64
Loans held for sale	749,700	12,583	6.81	684,013	11,555	6.70
Loans and leases held for investment (1)	1,922,280	32,383	6.83	1,716,023	29,073	6.72
Total interest earning assets	3,416,683	49,922	5.93	3,068,837	44,754	5.79
Less: allowance for loan and lease losses	(32,464)			(26,816)
Non-interest earning assets	476,232			448,074
Total assets	$3,860,451			$3,490,095
Interest bearing liabilities:
Interest bearing checking	$169	$—	—%	$18,975	$52	1.09%
Savings	927,579	4,786	2.09	881,280	4,151	1.87
Money market accounts	83,298	108	0.53	85,479	155	0.72
Certificates of deposit	2,282,709	14,423	2.56	1,952,833	11,601	2.36
Total interest bearing deposits	3,293,755	19,317	2.38	2,938,567	15,959	2.15
Other borrowings	1,464	—	—	1,521	—	—
Total interest bearing liabilities	3,295,219	19,317	2.38	2,940,088	15,959	2.15
Non-interest bearing deposits	46,822			45,696
Non-interest bearing liabilities	14,449			18,474
Shareholders' equity	503,961			485,837
Total liabilities and shareholders' equity	$3,860,451			$3,490,095
Net interest income and interest rate spread		$30,605	3.55%		$28,795	3.64%
Net interest margin			3.63			3.72
Ratio of average interest-earning assets to average interest-bearing liabilities			103.69%			104.38%

(1)Average loan and lease balances include non-accruing loans.

Live Oak Bancshares, Inc.

GAAP to Non-GAAP Reconciliation

(Dollars in thousands)

	As of and for the three months ended
	1Q 2019	4Q 2018	3Q 2018	2Q 2018	1Q 2018
Total shareholders’ equity	$500,380	$493,560	$477,230	$462,986	$448,836
Less:
Goodwill	—	—	—	—	—
Other intangible assets	—	—	—	3,980	4,122
Tangible shareholders’ equity (a)	$500,380	$493,560	$477,230	$459,006	$444,714
Shares outstanding (c)	40,175,079	40,155,792	40,140,417	40,086,409	39,974,148
Total assets	$4,058,047	$3,670,449	$3,444,757	$3,472,969	$3,460,863
Less:
Goodwill	—	—	—	—	—
Other intangible assets	—	—	—	3,980	4,122
Tangible assets (b)	$4,058,047	$3,670,449	$3,444,757	$3,468,989	$3,456,741
Tangible shareholders’ equity to tangible assets (a/b)	12.33%	13.45%	13.85%	13.23%	12.87%
Tangible book value per share (a/c)	$12.45	$12.29	$11.89	$11.45	$11.13
Efficiency ratio:
Noninterest expense (d)	$38,201	$32,558	$41,244	$40,830	$38,072
Net interest income	30,605	28,795	27,724	27,048	24,476
Noninterest income	13,027	18,065	24,331	30,613	30,756
Less: gain on sale of securities	5	—	—	—	—
Adjusted operating revenue (e)	$43,627	$46,860	$52,055	$57,661	$55,232
Efficiency ratio (d/e)	87.56%	69.48%	79.23%	70.81%	68.93%

Live Oak Bancshares, Inc.

GAAP to Non-GAAP Reconciliation (Continued)

(Dollars in thousands)

	Three months ended
	1Q 2019	4Q 2018	1Q 2018
Reconciliation of net income to non-GAAP net income for non-routine income and expenses:
Net income	$2,372	$10,490	$12,453
Gain on sale of aircraft	(357)	—	—
Stock based compensation expense for restricted stock awards with an effective grant date of May 24, 2016, as discussed in Note 10 of our March 31, 2016 Form 10-Q	352	360	352
Income tax effects and adjustments for non-GAAP items *	1	(86)	(84)
Non-GAAP net income	$2,368	$10,764	$12,721
* Estimated at 24.0%
Non-GAAP earnings per share:
Basic	$0.06	$0.27	$0.32
Diluted	$0.06	$0.26	$0.31
Weighted-average shares outstanding:
Basic	40,160,118	40,148,115	39,926,781
Diluted	40,921,823	41,075,864	41,399,930
Reconciliation of financial statement line items as reported to adjusted for non-routine income and expenses:
Noninterest income, as reported	$13,027	$18,065	$30,756
Gain on sale of aircraft	(357)	—	—
Noninterest income, as adjusted	$12,670	$18,065	$30,756
Noninterest expense, as reported	$38,201	$32,558	$38,072
Stock based compensation expense	(352)	(360)	(352)
Noninterest expense, as adjusted	$37,849	$32,198	$37,720
Income before taxes, as reported	$2,689	$7,480	$12,768
Gain on sale of aircraft	(357)	—	—
Stock based compensation expense	352	360	352
Income before taxes, as adjusted	$2,684	$7,840	$13,120
Income tax expense (benefit), as reported	$317	$(3,010)	$315
Income tax effects and adjustments for non-recurring income and expenses	(1)	86	84
Income tax expense (benefit), as adjusted	$316	$(2,924)	$399

This press release presents the non-GAAP financial measures previously shown. The adjustments to reconcile from the applicable GAAP financial measure to the non-GAAP financial measures are included where applicable in financial results presented in accordance with GAAP. The Company considers these adjustments to be relevant to ongoing operating results. The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or financial position of the Company. The non-GAAP financial measures are used by management to assess the performance of the Company’s business for presentations of Company performance to investors, and for other reasons as may be requested by investors and analysts. The Company further believes that presenting the non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although non-GAAP financial measures are frequently used by shareholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.